Exhibit 99.1

TRANSCEPT PHARMACEUTICALS

August 09, 2010

5:00 p.m. ET

Operator:	Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Transcept Second Quarter 2010 Earnings Conference Call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance during the program please press star than zero on your touchtone telephone for a live operator. As a reminder, this conference may be recorded. And now I would like to turn the program over to Mr. Tom Soloway, Senior Vice President and Chief Financial Officer. Sir, please go ahead.

Tom Soloway:	Thank you, Operator, and good afternoon, everyone. My name is Tom Soloway, and I am the Chief Financial Officer of Transcept. Thank you for joining us today to discuss the Transcept Pharmaceuticals 2010 second quarter financial results. Joining me on the call today is Glenn Oclassen, President and Chief Executive Officer of Transcept.

After market close this afternoon, Transcept released financial results for the quarter ended June 30, 2010. A copy of this press release is available on our website, and has been filed under Form 8-K with the SEC. In addition, we plan to file our Form 10-Q with the SEC on or before Monday, August 16, 2010. We encourage everyone to read these documents.

We remind you that this conference call will contain forward-looking statements that are intended to be covered under the safe harbor provided by the Private Securities Litigation Reform Act. Examples of such statements include, but are not limited to, plans and timing to complete and announce top line results from our Intermezzo® highway driving study, and timing estimates to resubmit the Intermezzo® NDA and receive regulatory review from the FDA; plans and timing to complete Phase 1 studies and begin a Phase 2 study of TO-2061; the ability of the planned Phase 2 study to serve as a pivotal study and the potential of this product candidate to address unmet medical needs for patients with obsessive compulsive disorder; estimates of expenses associated with the TO-2061 program; the sufficiency of our planned resubmitted Intermezzo® NDA to warrant FDA approval to market the drug candidate in its intended indication; expectations of our prospects for partnering Intermezzo® outside the United States; and the sufficiency of our cash resources to address anticipated issues relating to the resubmission of the Intermezzo® NDA and planned ondansetron studies.

These forward-looking statements are based on information that is available to us today. We may not actually achieve the plans, carry out our intentions, or meet the expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future in-license collaborations, acquisitions, mergers, dispositions, joint ventures or investments Transcept may enter into or make. Actual results or events could differ materially, and we assume no obligation to update these statements as circumstances change.

For additional information concerning the factors that could cause actual results to materially differ from those in the forward-looking statements, please see the Forward-Looking Statement section in today’s press release, and the Risk Factors section of our first quarter 2010 10-Q and forthcoming second quarter 10-Q. And with that I will turn the call over to Glenn Oclassen.

Glenn Oclassen:	Thanks, Tom. Good afternoon to everyone. On today’s call I will briefly review the progress of the Intermezzo® highway driving study and discuss our recent decision to expand the ultra low-dose ondansetron program, our second internally developed product candidate. Tom Soloway will then review the financials for the second quarter, and we will open the lines for your questions thereafter.

We began the Intermezzo® highway driving study in June, as planned, and enrollment is on schedule. The study is a double-blind, randomized, placebo-controlled, four-way crossover trial design that is designed to characterize the risk profile of Intermezzo® with regard to next-day driving performance and, as expected, to enroll a total of 40 healthy adult volunteers. The study measures standard deviation of a lateral position, or in other words, weaving down the highway, as the subject drives a test automobile over a 100 km public highway route.

We are conducting the study at Maastricht University in The Netherlands, a leading center of research on the effects of drugs and alcohol on driving performance. This study design employs a research model that has been used for nearly 30 years to evaluate such effects, and has been the basis of approximately 100 research publications.

While the Maastricht model has been used repeatedly, we are not aware of a previous driving study that has been incorporated into the approval of a new drug by the FDA. We plan to announce top line results from this study in the fourth quarter of 2010, and we expect to resubmit the NDA in the first quarter of 2011. We believe this NDA will be subject to a six-month Class 2 review by the FDA.

I would like to now turn to the recent expansion of our program to develop ultra low-dose ondansetron as an adjunctive therapy in patients with obsessive-compulsive disorder, or OCD. As you may know, ondansetron was originally approved for the treatment of chemotherapy-induced nausea and vomiting. However, ondansetron also has the ability to modulate both the dopamine and serotonin pathways, and we believe that this drug may have an important role in the treatment of OCD. We have generated pilot clinical data in two studies that suggest that ultra low-dose ondansetron may specifically be useful as an adjunctive therapy in adult patients with obsessive-compulsive disorder who have not adequately responded to standard treatment with an SSRI.

OCD is a disorder characterized by intrusive thoughts and repetitive actions intended to reduce the associated distress. And OCD affects approximately 1 percent to 2 percent of the US population, and can significantly impair the lives of patients and their families.

SSRIs, including Prozac, Luvox, Paxil and Zoloft, and the tricyclic agent clomipramine, are the only approved drug treatments for these patients. The SSRIs are generally the preferred first line drug treatment for OCD; however, 40 percent to 60 percent of these patients do not respond adequately to this approach, and there is no approved therapy for these patients when they are found to be resistant.

Atypical antipsychotics, such as Risperdal or Zyprexa, are often used off-label to augment SSRIs when patients don’t respond to first line SSRI monotherapy. However, approximately two-thirds of the OCD patients who do not adequately respond to treatment with SSRIs also do not adequately respond to this combination approach. And atypical antipsychotics carry the risk of significant adverse effects, including substantial weight gain and metabolic disorder. Ondansetron, we believe, has the potential to enhance the treatment of these patients without the burden of this challenging side effect profile.

Dr. Eric Hollander and Dr. Stefano Pallanti have recently completed two open-label pilot trials of ultra low-dose adjunctive ondansetron in OCD patients, who either had not responded adequately to SSRI monotherapy or had not responded to SSRIs in combination with atypical antipsychotics. Patients in each study received up to 0.5 mg of ondansetron augmentation twice a day for 12 weeks. It is important to know that these studies were not placebo controlled. However, also worthy of note is that placebo response rates in SSRI-resistant OCD that are reported in the literature average around 10 percent. So, much lower placebo response than you see in conditions such as depression.

The larger of these two open-label studies treated 21 patients. Here, patients demonstrated a mean of 26.3 percent improvement over baseline in OCD symptoms as measured by the standard OCD scoring clinical scale. In addition, 12 of the 21 patients in this study were considered responders, and among this responding group, the mean improvement was a robust 44 percent.

The IND for this indication was accepted by the FDA in the second quarter of 2010. We expect to complete the two bioavailability studies by the end of the first quarter of 2011. We then plan to consult with the FDA prior to initiating our full-scale Phase 2 double-blind, placebo-controlled study. This study will be designed and powered such that it will have the potential to also serve as a Phase 3 study to be submitted in support of FDA approval. We estimate that this study will be completed in 2012, and we that expect incremental expenses related to this program will range from $7.5 million to $10 million, and will be incurred between now and the end of 2012.

Ultra low-dose ondansetron is our second product candidate, and like Intermezzo®, was internally conceived under the direction of our Chief Scientific Officer, Dr. Nikhilesh Singh. We have filed a Method of Use patent application for ultra low-dose ondansetron for this indication. And we have also conducted a substantial survey of managed care decision-makers and received initial positive feedback and an indication that tier three formulary coverage is a realistic expectation. In addition, psychiatrists treat the vast majority of OCD patients, and we thus believe that ultra low-dose ondansetron offers an excellent strategic fit with our specialty focus on the psychiatrist.

Before we move on to the quarterly financial results, I would like to provide an update on a recent decision regarding Transcept business development activities in ex-US markets. As you may recall under our marketing collaboration agreement, Purdue has commercial rights to Intermezzo® in the US only, but also has the right to negotiate for commercial rights in Mexico and Canada. As we approached our original PDUFA date in the US last year, we stepped up work on the European opportunity for Intermezzo® and we reached the term sheet stage with several credible and interested partner candidates. However, as our negotiations progressed, we have concluded that the value of Intermezzo® in the European markets would be maximized after a US NDA approval. Accordingly, we have decided to place further discussions on hold until after the resubmission of the Intermezzo® NDA.

So, to recap, we are working closely with the research center in Maastricht to complete the highway driving study, and we remain on target to resubmit the Intermezzo® NDA in the first quarter of 2011. We are excited to be initiating development work for our new pipeline program in SSRI-resisted obsessive compulsive disorder, which is a serious condition with no FDA approved therapy.

We look forward to updating you further as we reach key milestones in each of our development programs. I will now turn the call back to Tom Soloway.

Tom Soloway:	Thank you, Glenn. On June 30, 2010, Transcept had $78.9 million of cash, cash equivalents and marketable securities compared to $83.1 million at March 31, 2010. This reflects an average monthly cash burn rate of approximately $1.4 million during the quarter ended June 30, 2010.

As noted in our press release this afternoon, we believe that we have the resources we need to execute our current plans and to manage the anticipated NDA resubmission for Intermezzo®, and to complete our planned placebo-controlled study of ondansetron.

Transcept recorded $3.13 million of revenue for the three-month period ended June 30, 2010, related to recognition of a portion of the $25 million nonrefundable license fee received from Purdue Pharmaceuticals in connection with the collaboration agreement for commercialization of Intermezzo® in the United States. Transcept is recognizing the $25 million license fee over a 24-month period that commenced in August 2009. There was no revenue for the three-month period ended June 30, 2009.

Research and development expense for the quarter ended June 30, 2010, was approximately $2.41 million compared to approximately $2.25 million for the same period in 2009. The increase is primarily attributable to expense associated with the highway driving study currently underway, and partially offset by payroll-related savings due to the reduction in force implemented in the third and fourth quarters of 2009.

Research and development expense included noncash stock compensation expense of approximately $107,000 for the quarter ended June 30, 2010, and approximately $108,000 for the quarter ended June 30, 2009.

General and administrative expense for the quarter ended June 30, 2010 was approximately $2.77 million, compared to approximately $5.02 million for the same period in 2009. The decrease consists primarily of reductions of legal, professional and consulting fees, as more of these functions were transitioned in-house as compared to the quarter ended June 30, 2009, following the completion of the reverse merger with Novacea on January 30, 2009.

Marketing related expense also decreased as Purdue assumed in the latter half of 2009 its marketing responsibilities for Intermezzo in accordance with our collaboration agreement.

General and administrative expense including noncash stock compensation expense of approximately $370,000 for the quarter ended June 30, 2010, compared to approximately $225,000 for the quarter ended June 30, 2009.

Net loss for the quarter ended June 30, 2010 was approximately $2.06 million, or $0.15 per share compared to a net loss of approximately $7.11 million, or $0.54 per share for the quarter ended June 30, 2009. This reduction in net loss is primarily attributable to the recognition in the quarter ended June 30, 2010 of $3.13 million of revenue attributable to the $25 million nonrefundable license fee received from Purdue, whereas, no revenue was included in the comparable quarter in 2009. In addition, in the second quarter of 2010 we reduced our G&A expense by approximately $2.25 million over the same quarter in the prior year.

At June 30, 2010, there were approximately 13.4 million shares outstanding, and approximately 2.6 million outstanding options, warrants and common stock subject to repurchase, resulting in a total of approximately 16 million shares outstanding on a fully diluted basis. The weighted average exercise price of outstanding options and warrants is approximately $7.47.

I want to mention one final item before we open the call to your questions. We plan to participate in the Collins Stewart One Day Healthcare Event in New York this Wednesday, August 11. Please contact Greg Mann in our Investor Relations Department at 510-215-3567 if you would like to schedule a meeting time. And with that, Operator, please review the instructions for the Q&A.

Operator:	Yes, sir. Ladies and gentlemen to ask a question at this time please press star than one on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue you may press the pound key. Again ladies and gentlemen to ask a question at this time please press star than one.

Our first question in queue comes from Bill Tanner with Lazard Capital Markets. Please go ahead.

Bill Tanner:	Thanks for taking the question. Glenn, a couple of questions. One is, have you guys had any ongoing dialogue with the FDA about the data from the driving study? I know you are looking at three and four hours. Could you just remind us as to what has been agreed upon or what has been discussed, if one data point looks good and one data point not so much, or has there been anything, I guess anything materially having occurred since the last call?

Glenn Oclassen:	No. Bill, we haven’t talked to the Agency since March. We had several discussions during the period between January and March during which time we originally proposed the driving study as a pre-approval study. And then the bulk of the discussions in March really did not relate to the design of the study so much as they related to how to handle the rather unusual statistics that are involved when you’re not looking at efficacy, but instead you are looking at a study to examine adverse effects.

There has been really no discussion of what might happen in one data situation versus another. I think the standard response one gets from FDA in that circumstance is that will be a matter for the review process, and we would expect that that indeed will be the case.

We have said before that in all of the situations that we are aware of where next day residual effects are an issue with either a drug used at bedtime or one used during the day, that all of these have been handled as labeling negotiations with FDA. But, again, all of this will be a matter for review after we resubmit the NDA in the first part of next year.

Bill Tanner:	Okay, fair enough. And then as it relates to Europe, what is the understanding that they would have - let’s say, for example, that you do get a favorable outcome in the driving study, you get the drug approved, is it your understanding, or what is the understanding as to how the European regulators would look at this and try to gain comfort with the same issue, I guess, the FDA currently has?

Glenn Oclassen:	The sense of the attitude of European regulators toward this opportunity is actually slightly different than the US. I think that our impressions from interacting with them is that they are less concerned about driving study related issues. Their real focus has been on additional data in elderly patients, and we would expect that are we going to need to provide that.

Our pause in European negotiations really was just driven by the fact that (a) we wanted to be able to pay 100 percent of our attention to getting this resubmission off to the FDA and - the study completed and the resubmission off to the FDA. And I think the other was that it was clear that the attitude of potential partners was kind of one where they are looking sort of sidelong at what was going on in the US, and we think we would wind up with a more valuable deal if we get this issue dealt with and then reenter into negotiations.

One thing I will caution, and you probably already know this, but the size of the European opportunity is very similar to the US in terms of the numbers of prescription. It is not similar to the US in terms of dollars. The pricing there is such that the opportunity is probably only 15 percent to 25 percent as big as the US.

Bill Tanner:	And that would be, even if you had - I understand if it was pricing along the generic lines, but presumably you would have a unique indication, so -

Glenn Oclassen:	Bill, even with that, the historical pricing, when various active agents were available only as branded products, the historical pricing is still a relatively small fraction of the US prices.

Bill Tanner:	I see. Okay. All right. Thanks very much.

Glenn Oclassen:	Thank you.

Operator:	Thank you, Sir. Again ladies and gentleman as a reminder if you would like to ask a question at this time please press star than one on your touchtone telephone. At this time I am showing no additional questioners in the queue. I’d like to turn the program back over to Glenn Oclassen for any closing or additional remarks. Please go ahead.

Glenn Oclassen:	Well, thank you for participating this afternoon. We realize that this hasn’t been a real newsy session because we’re in the middle of the study. We don’t know what the outcome is going to be, and we are looking forward, as I think we all are, to getting that data in hand and then getting this resubmission pulled together. We will be looking forward to talking to you further next quarter. Thank you.

Operator:	Thank you, sir. Ladies and gentlemen, this does conclude today’s program. Thank you for your participation and have a wonderful day. Attendees, you may now all disconnect.

END